Exhibit 5.1

May 9, 2011

Destination Maternity Corporation

456 North 5th Street

Philadelphia, Pennsylvania 19123

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to a registration statement on Form S-8 (the “Registration Statement”) of Destination Maternity Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration by the Company of an additional Six Hundred Thousand (600,000) shares of common stock, par value $0.01 per share (the “Shares”), of the Company issuable under the Company’s Amended and Restated 2005 Equity Incentive Plan (the “Plan”).

In this connection, we have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the By-Laws of the Company as amended to date, and such other documents and corporate records relating to the Company as we have deemed appropriate for the purpose of rendering the opinion expressed herein. The opinion expressed herein is based exclusively on the applicable provisions of the Delaware General Corporation Law and federal securities laws as in effect on the date hereof.

On the basis of the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP